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                                  PARK PLACE
                                 ENTERTAINMENT

Contacts:     Geoffrey Davis
              Park Place Entertainment
              212-872-4603

              Jim Gallagher (Media)
              Starwood Hotels
              914-640-8194

              Dan Gibson (Investors)
              Starwood Hotels
              914-640-8175

                PARK PLACE ENTERTAINMENT ANNOUNCES ACQUISITION OF
                     CAESARS WORLD INC. FROM STARWOOD HOTELS


NEW YORK APRIL 27,1999 - Park Place Entertainment Corporation (NYSE: PPE) announced today that it has entered into a definitive agreement to acquire Caesars World Inc. and other gaming assets from Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) for total consideration of $3.0 billion.

The all-cash transaction has been approved by the Boards of Directors of both companies and is expected to close in the fourth quarter of 1999. Completion is subject to the satisfaction of various conditions contained in the purchase agreement, including obtaining certain regulatory approvals.

Starwood's gaming assets include the Caesars Palace in Las Vegas; Caesars Atlantic City; Caesars Tahoe; Glory of Rome riverboat in Harrison County, Indiana; the Sheraton Casino & Hotel in Tunica, Mississippi; management of the slot operations at Dover Downs Racetrack in Dover, Delaware; and various other joint venture, real estate and management contract interests or licenses for gaming properties in Halifax and Sydney, Nova Scotia; Windsor, Ontario; Manila, Philippines; and Gauteng Province of South Africa. This sale excludes the Desert Inn in Las Vegas.

"This is an important transaction in that it provides significant benefits for both companies," said Arthur Goldberg, president and chief executive of Park Place. "It meets all the conditions we established for making an acquisition - it provides

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strategic assets; it should be accretive to earnings in the first year; and
it has potential for future growth opportunities."

"The acquisition of Caesars is strategic in that we obtain an internationally recognized brand name and a portfolio of premier gaming assets. These assets enhance our geographic diversification by providing an immediate leadership position in Indiana, the fifth largest gaming market in the United States, and by broadening our international presence with additional interests in Canada, the Philippines and South Africa," continued Mr. Goldberg.

"By acquiring the Caesars' brand name and related customer database, we plan to heavily cross market between our destination resorts. This will boost revenues and expand the markets where we operate."

"Furthermore, we expect this transaction to be accretive to earnings in the first year and, given our track record in integrating casino operations, we should achieve significant synergies leading to additional profits. We also pick-up strategically located, undeveloped land parcels in Atlantic City and Las Vegas that can be used for future development," said Mr. Goldberg.

Barry S. Sternlicht, chairman and chief executive of Starwood said, "Over the past several months, it became increasingly clear that it would be best for our company to focus on our core global hotel business. The volatility of the high end of the gaming business and the requirements of the business for major ongoing capital investment were key to our decision to sell Caesars, which remains the most recognized name in the gaming industry. We are very pleased that we could come to an agreement with a world class owner/operator like Park Place Entertainment headed by Arthur Goldberg at a price that makes the transaction EPS accretive for Starwood."

"We will use the proceeds of the transaction to pay down debt, strengthen our balance sheet and significantly reduce our cost of financing. As a result, we continue to make progress towards our goal of achieving an investment grade rating," Mr. Sternlicht said.

"With the sale of our gaming business, we will have sold approximately $6 billion of assets since February of 1998. This represents a significant portion of the total price we paid for ITT and we continue to own ITT's crown jewels - the Sheraton, St. Regis/Luxury Collection, CIGA and Four Points by Sheraton hotel brands - nearly 500 hotel properties with more than 140,000 rooms," Mr. Sternlicht said.

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Starwood, through its subsidiaries, owns and leases 172 hotels and operates the St. Regis/Luxury Collection, Westin, Sheraton, Four Points and W brands, and is one of the leading hotel companies in the world, with more than 700 hotels in 72 countries and approximately 130,000 employees.

Park Place was created on December 31, 1998 through the tax-free distribution of Hilton Hotels Corporation's gaming division to its shareholders and the subsequent merger with Grand Casinos, Inc. Park Place is the only casino gaming company with a leading presence in Nevada, New Jersey, and Mississippi
- the three largest gaming markets in the United States.

Upon completion of the transaction, Park Place will have interests in 29 gaming properties located throughout the United States and around the world with nearly 2 million square feet of gaming space and approximately 28,000 hotel rooms.

NOTE: THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF FEDERAL SECURITIES LAW, INCLUDING STATEMENTS CONCERNING BUSINESS STRATEGIES AND THEIR INTENDED RESULTS, AND SIMILAR STATEMENTS CONCERNING ANTICIPATED FUTURE EVENTS AND EXPECTATIONS THAT ARE NOT HISTORICAL FACTS. THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS HEREIN. ADDITIONAL INFORMATION CONCERNING POTENTIAL FACTORS THAT COULD AFFECT FUTURE FINANCIAL RESULTS IS INCLUDED IN THE BOTH COMPANY'S ANNUAL REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.

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